FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc.
David Johnson                  Cynthia Georgeson
Interim Chief Financial Officer        VP - Worldwide Communication
262-631-6600                    262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
FISCAL 2005 THIRD QUARTER RESULTS

Racine, Wisconsin, August 9, 2005 - Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced increased net sales for the fiscal third quarter ended July 1, 2005, driven primarily by the Humminbird® brand. Favorable one-time items in the prior year contributed largely to the unfavorable comparison in net income for the quarter.

Total Company net sales in the third quarter were $122.4 million, the highest reported since 1999, and 1.1% above the comparable 2004 period. Humminbird®, acquired in May 2004, reported three months’ sales in the third quarter this year compared with two months in the prior year quarter. As a result, Humminbird® sales are up $6.6 million over the previous third quarter, and are reflected in total Marine Electronics’ results. Watercraft posted a strong gain in revenue (7.8%) resulting in its highest sales quarter in two years. Diving sales benefited from favorable currency translation ($0.5 million), and double-digit growth in North American markets. As announced on May 27, 2005, the Company was awarded a new $15.9 million urgent need order for military tents, however, third quarter revenues in Outdoor Equipment do not reflect delivery against this order. The Company continues to expect military sales to decline up to 25% in 2005 versus fiscal 2004, as sales in this segment declined 32.5% versus the prior year quarter, and accounted for the majority of the revenue decline in Outdoor Equipment.

Total Company operating profit declined $1.9 million in the third quarter versus the same period last year. Humminbird® added $1.6 million to operating profit for the three-month quarter versus $0.5 million in the prior year period which reflected only two months of activity. Growth in revenues and improved manufacturing efficiency contributed to the significant increase ($1.1 million) in operating profit in Watercraft In Diving, although profits lagged behind the prior year period by $1.1 million when the business unit benefited from a $2.0 million litigation settlement with a former employee. Declines in military tent sales accounted for the majority of the profit decline in Outdoor Equipment. The Company

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incurred $0.5 million in costs related to the terminated buy-out transaction compared to $1.1 million during the third quarter last year. Net income for the quarter of $6.8 million ($0.77 per diluted share) compared to $7.5 million ($0.85 per diluted share) in the prior year period.

“Humminbird® is exceeding our expectations with our flagship Marine Electronics business continuing to deliver outstanding results. As anticipated, the benefits of our strategic investments to revitalize innovation, enhance systems and improve efficiency throughout Watercraft are now beginning to materialize at the bottom line,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors Inc. “In Diving, transformation efforts are well underway in Europe, and we continue to work towards rebalancing the Outdoor Equipment portfolio. We believe we are taking the appropriate actions to ensure sustainable, profitable growth of our businesses, and enhanced shareholder value long-term.”

YEAR-TO-DATE
Year-to-date net sales increased 8.5% versus the same period in 2004. Humminbird® sales, which included nine months of reported results in 2005 compared with only two months during the same period last year, more than offset reductions in military tent sales. The year-on-year increase in operating expense (12.4%) was also due primarily to the addition of Humminbird®. Operating profit fell $3.6 million below the comparable 2004 period primarily driven by weak performance in Diving during the first six months of the year. Operating losses improved by $2.9 million in the Company’s Watercraft business unit year-to-date. Net income for the nine-month period was $10.5 million, or $1.20 per diluted share, down from $12.4 million or $1.42 per diluted share in the year ago period.

“The future of our company rests in our ability to continuously deliver meaningful innovation that will enable us to further expand our markets, our great brand equities and our technology horizons,” observed Ms. Johnson-Leipold. “We will do this by leveraging the collective strength of our portfolio of brands and expertise, like we did this year with Escape® electric boats, and through targeted acquisitions, such as Humminbird®, which are designed to complement our businesses without adding complexity.”

FINANCIAL HIGHLIGHTS
Favorable currency gains of $0.6 million were recorded year-to-date and interest costs were reduced by $0.4 million on lower debt outstanding. Pre-tax income year-to-date was $17.9 million, $2.3 million below the corresponding prior year period.

The Company’s debt to total capitalization stood at 23% at the end of the quarter versus 29% at July 2, 2004. Debt, net of cash, decreased $15.6 million to $11.2 million at July 1, 2005. Depreciation and amortization was $7.1 million year-to-date, greater than last year’s $6.3 million due to the impact from the acquisition of Humminbird®. Capital spending totaled $5.2 million year-to-date compared with last year’s $4.9 million.

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“Our continued focus on inventory management and cost-control measures led to lowered working capital and improved operating cash flow,” said David Johnson, Interim Chief Financial Officer. “Our balance sheet is healthy and our operations continue to generate the cash we need to invest in the company’s innovation and future growth opportunities.”

ANNUAL SHAREHOLDER MEETING
The Company held its annual shareholder meeting on July 26, 2005 in Racine, Wisconsin.  A copy of Ms. Johnson-Leipold’s prepared remarks and presentation on “Vision for Future Growth” can be accessed on the Company’s website at www.johnsonoutdoors.com on the Investor Relations homepage.

WEBCAST
The Company will host a conference call at audio webcast at 10:00 a.m. Central Time to discuss the financial results and provide a Company update. The webcast may be accessed at Johnson Outdoors’ home page at www.johnsonoutdoors.com, as well as through www.fulldisclosure.com. A replay will be available on the above web sites, or by dialing 888-286-8010 or 617-801-6888 and providing confirmation code 65234739. The replay will be available through August 16, 2005 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment. Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™, Necky® kayaks; Escape® electric boats; Minn Kota® motors; Humminbird® fishfinders; Scubapro® and UWATEC® dive equipment; and, Eureka! ® tents. The company has 24 locations in 17 countries around the world, employs 1,500 people and reported annual sales of $355 million in 2004.

Visit Johnson Outdoors online at www.JohnsonOutdoors.com.

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military tent business; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; unanticipated events related to the terminated Buy-Out transaction; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		NINE MONTHS ENDED
	July 1 2005	July 2 2004	July 1 2005	July 2 2004
Net sales	$122,445	$121,166	$303,595	$279,702
Cost of sales	70,727	70,964	175,830	160,251
Gross profit	51,718	50,202	127,765	119,451
Operating expenses	39,898	36,515	107,620	95,734
Operating profit	11,820	13,687	20,145	23,717
Interest expense, net	996	1,237	3,114	3,421
Other (income) expense, net	(189)	149	(909)	93
Income before income taxes	11,013	12,301	17,940	20,203
Income tax expense	4,219	4,810	7,440	7,755
Net income	$6,794	$7,491	$10,500	$12,448
Basic earnings per common share	$0.79	$0.87	$1.22	$1.46
Diluted earnings per common share	$0.77	$0.85	$1.20	$1.42
Diluted average common shares outstanding	8,781	8,795	8,779	8,766
Segment Results
Net sales:
Marine Electronics	$47,759	$43,112	$122,750	$93,003
Outdoor Equipment	20,715	27,202	60,434	67,174
Watercraft	31,287	29,029	62,364	61,162
Diving	22,783	22,227	58,350	59,217
Other/eliminations	(99)	(404)	(303)	(854)
Total	$122,445	$121,166	$303,595	$279,702
Operating profit:
Marine Electronics	$8,715	$8,445	$20,816	$19,001
Outdoor Equipment	3,001	4,760	9,469	11,692
Watercraft	1,753	639	(2,030)	(4,934)
Diving	3,790	4,936	5,104	9,686
Other/eliminations	(5,439)	(5,093)	(13,214)	(11,728)
Total	$11,820	$13,687	$20,145	$23,717
Balance Sheet Information (End of Period)
Cash and short-term investments			$39,625	$40,258
Accounts receivable, net			83,765	82,630
Inventories, net			55,127	62,373
Total current assets			193,741	197,273
Total assets			289,745	297,660
Short-term debt and current maturities of long-term debt			13,001	15,755
Total current liabilities			74,897	76,047
Long-term debt			37,800	51,318
Shareholders’ equity			169,721	163,687

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